Exhibit 10.1

Agreement

by and among

CGI HOLDING CORPORATION d/b/a THINK PARTNERSHIP INC.

PRIMARYADS MERGER SUB, INC.

PRIMARYADS INC

KENNETH M. HARLAN

DAVID J. HARLAN

STEVEN M. HARLAN

and

MATTHEW A. SESSANTA

DATED AS OF APRIL 22, 2005

                                Table of Contents

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND PRIMARYADS..  11

                 EXHIBITS

Exhibit A         Registration Rights Agreement

                 SCHEDULES

Schedule 2.2       Certificate of Merger and Plan of Merger
Schedule 2.6       Allocation of Merger Consideration
Schedule 4.1       Organization and Qualification
Schedule 4.7       Capital Structure
Schedule 4.8       Financial Statements
Schedule 4.10(a)   Owned Property
Schedule 4.10(b)   Owned Property Lease
Schedule 4.10(c)   Leased Property
Schedule 4.11      Personal Property
Schedule 4.13      Insurance
Schedule 4.14      Permits
Schedule 4.15      Taxes
Schedule 4.16(b)   Labor Matters – Agreements
Schedule 4.16(c)(3)Labor Matters – Applicable Laws
Schedule 4.17      Employee Benefit Plans
Schedule 4.18(h)   Environmental and Health/Safety Matters:  Audits
Schedule 4.18(i)   Environmental and Health/Safety Matters:  PCB’s
Schedule 4.18(j)   Environmental and Health/Safety Matters:  Hazardous Substances
Schedule 4.20      Litigation
Schedule 4.21      List of Domain Names
Schedule 4.24      Residency
Schedule 4.25      Brokers
Schedule 4.26      Cash on hand/Banks and Brokerage Accounts
Schedule 4.28      Contracts
Schedule 5.1       Organization and Qualification
Schedule 5.2(a)    Capital Structure
Schedule 5.2(b)    Capital Structure
Schedule 6.1(d)    PrimaryAds Employment Agreements
Schedule 6.1(i)    PrimaryAds Option Cancellation Agreement
Schedule 6.1(m)    Management and Option Agreement
Schedule 6.2(a)    Options/Warrants
Schedule 7.1       Employees/Salary Letter

AGREEMENT

        This Agreement (this “Agreement”) made and entered into this 22nd day of April, 2005, by and among CGI HOLDING CORPORATION, d/b/a THINK PARTNERSHIP INC., a Nevada corporation (“THK”), PRIMARYADS MERGER SUB, INC., a New Jersey corporation and wholly owned subsidiary of THK (“PrimaryAds Merger Sub”), PRIMARYADS INC, a New Jersey corporation (“PrimaryAds”), Kenneth M. Harlan (“KMH”), David J. Harlan (“DJH”), Steven M. Harlan (“SMH”) and Matthew A. Sessanta (“MAS” and, together with KMH, DJH and SMH, the “Shareholders”). THK, PrimaryAds Merger Sub, PrimaryAds and the Shareholders are sometimes referred to herein each, individually, as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

        WHEREAS, PrimaryAds is an online affiliate marketing company specializing in pay for performance advertising (collectively, the "Business"); and

        WHEREAS, the board of directors and shareholders (to the extent required) of each of THK, PrimaryAds Merger Sub and PrimaryAds have each approved this Agreement and the merger of PrimaryAds Merger Sub with and into PrimaryAds (the “Merger”), in accordance with the laws of the State of New Jersey, and the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

        “Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        “Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of the Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of the Person.

        “Aggregate Earnings” means the aggregate pre-tax earnings of PrimaryAds Surviving Corporation during the Measurement Period as reviewed or audited, from time to time, by independent registered public accountants selected by THK but excluding (a) the amount of any compensation paid to the persons set forth on Schedule 6.1(d) that exceeds the amount of compensation provided under the employment agreements entered into with these persons at Closing, and (b) the amount of any expense of THK which is allocated or otherwise charged to PrimaryAds Surviving Corporation other than (1) expenses incurred by THK but allocated and charged to PrimaryAds Surviving Corporation and directly related to preparing the financial statements of PrimaryAds or PrimaryAds Surviving Corporation or to determining, reviewing or auditing the Aggregate Earnings for any period, or (2) expenses or other charges incurred by THK and arising from or related to any claim asserted by or against PrimaryAds or PrimaryAds Surviving Corporation.

        “Audited Financials” shall have the meaning ascribed in Article IV, Section 4.8 hereof.

        “Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the City of Chicago, Illinois.

        “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof and any regulations promulgated thereunder.

        “Change of Control of THK” means (1) (a) a merger, reorganization or other business combination in which THK is a party but is not the surviving corporation, unless the sole purpose of the merger is to change THK’s domicile, and (b) within a six-month period after the transaction, a majority of the members of the board of directors of THK are not either (i) the same individuals who were members immediately prior to the transaction or (ii) were not approved for membership on the board of directors of THK by a majority of the members of the board of directors of THK immediately prior to the transaction or (2) a sale of all or substantially all of the assets of THK to a party that is not an Affiliate of, or related to, THK or PrimaryAds Surviving Corporation.

        “Change in Control of PrimaryAds” means (1) a merger, reorganization or other business combination in which PrimaryAds Surviving Corporation is party to but following the transaction, THK does not control the surviving corporation or (2) a sale of all, or substantially all, of the assets of PrimaryAds Surviving Corporation to a party not controlled by THK or PrimaryAds Surviving Corporation.

        “Claims of Any Nature” mean liens, obligations, claims and encumbrances, actual or contingent, known or unforeseen, including but not limited to any loan, claims for salary, bonuses or commissions, unpaid payroll or other taxes, pension obligations, claims alleging discrimination or harassment, claims alleging breach of contract, credit card chargebacks in excess of $1,000, lawsuits, stock options, stock warrants, phantom stock plans, stock appreciation rights or plans, deferred compensation agreements, purchase agreements that cannot be cancelled by PrimaryAds or PrimaryAds Surviving Corporation, consulting agreements, employment agreements other than the employment agreements referred to in Section 6(d)(i), severance agreements or “change of control” agreements of any nature, and any other liabilities of any nature whatsoever.

        “Closing” shall mean the delivery of the documents referred to in Article VI and filing of the documents referred to in Article II.

        “Closing Date” shall mean the time and date on which the Closing takes place. The Closing shall be held at the offices of Shefsky & Froelich Ltd., 444 N. Michigan Ave., Suite 2500, unless another place is agreed to in writing by the Parties.

        “Closing Date FMV” shall mean the average closing price of a share of THK Common Stock on the principal market on which the shares are then traded for the five trading days prior to the Closing Date.

        “Code” shall mean the Internal Revenue Code of 1986, as amended.

        “Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

        “Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

        “Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

        “Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

        “Documents” means this Agreement together with the Certificate of Merger and Plan of Merger, the Schedules and Exhibits hereto and the other agreements, documents and instruments required or contemplated to be executed in connection herewith.

        “Earnout Date FMV” shall mean the average closing price of a share of THK Common Stock on the principal market on which the shares are then trading, if any, for the five trading days prior to the day on which the relevant Additional Merger Consideration (as defined in Section 2.6) is earned by the Shareholders.

        “Employee Agreement” means each management, employment, bonus, loan or other extension of credit, change in control, retention, severance, consulting, non-compete, confidentiality, or similar agreement or contract any part of which is in effect on the date of this Agreement or the Closing Date between PrimaryAds and any employee pursuant to which PrimaryAds provides annual compensation in excess of $50,000 or any severance benefit or annual payment in excess of $25,000.

        “Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of PrimaryAds, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with PrimaryAds, within the meaning of Section 414 of the Code (an “ERISA Affiliate”), whether or not such plan is terminated.

        “Environmental Law” means, as enacted and in effect on or prior to the Closing Date, all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, the United States Department of Transportation Table (49 C.F.R. 172, 101) or by the Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 (“SARA”) and by subsequent amendments, 42 U.S.C. §9601, et seq. (hereinafter, collectively, “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq. (hereinafter, collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401 7642; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. §136 136y; the Emergency Planning and Community Right to Know Act of 1986, as amended, 42 U.S.C. §11001, et seq. (Title III of SARA); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651, et seq. (“OSHA”).

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

        “GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

        “Governmental Authority” means any governmental or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

        “Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

        “Hazardous Substance” means any Hazardous Substance, as defined in CERCLA, and any other chemical, compound, product, solid, gas, liquid, pollutant, contaminant or material which is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

        “Indebtedness” means, with respect to any Person, (a) all indebtedness of the Person, whether or not contingent, for borrowed money, (b) all obligations of the Person for the deferred purchase price of property or services, (c) all obligations of the Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person (even though the rights and remedies of creditor or lender under such an agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of the Person as lessee under leases that have been or should be recorded as capital leases, in accordance with GAAP, (f) all obligations, contingent or otherwise, of the Person under acceptance, letter of credit or similar facilities, (g) all obligations of the Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Person or any warrants, rights or options to acquire the capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by the Person, or in effect guaranteed directly or indirectly by the Person through an agreement (1) to pay or purchase the Indebtedness or to advance or supply funds for the payment or purchase of the Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to pay the Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services irrespective of whether the property is received or the services are rendered) or (4) otherwise to assure a creditor against loss and all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of the Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by the Person, even though the Person has not assumed or become liable for the payment of the Indebtedness.

        “Information System” means any combination of Hardware, Software or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

        “Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, Databases, Information Systems, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under any License Agreement and any license, registered user agreement, technology or material, transfer agreement, and other agreements or instruments with respect to items in (a) to (j) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

        “Inventories” means, without limitation, merchandise, raw materials, work-in-process, finished goods, replacement parts, packaging, office supplies, maintenance supplies, computer parts and supplies and Hardware related to the Business maintained, held or stored by, or for, PrimaryAds at any location whatsoever and any prepaid deposits for any of the same terms.

        “IRS” shall mean the United States Internal Revenue Service.

        “Knowledge” means (a) in the case an individual, knowledge of a particular fact or other matter if the individual has actual knowledge of the fact or other matter, and (b) in the case of a Person (other than an individual) the Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of the Person (or in any similar capacity) has, or at any time had, actual knowledge of the fact or other matter.

        “Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each jurisdiction.

        “Leased Property” means any property leased by a Person as tenant, together with, to the extent leased by a Person, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of a Person attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

        “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

        “Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, or charge of any kind (including any agreement to grant any of the foregoing), provided, however, that the term “Lien” shall not include: (a) liens for Taxes, assessments and charges any Governmental Authority due for which adequate reserve for payment has been made and which are being diligently contested in good faith; (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein granted to any third party; (c) liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (d) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon PrimaryAds pursuant to Law or which relate to obligations not due or delinquent; (e) assignments of insurance provided to third party landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of the lease; (f) liens granted in the ordinary course of the Business, as applicable, to any public utility, municipality or Government Authority in connection with the operations of the Business, as applicable, other than liens granted for borrowed money; (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; and (h) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

        “Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

        “Material Adverse Effect” means any circumstance, change in, or effect that, individually or in the aggregate: (a) is, or could be, materially adverse to the business, operations, assets or Liabilities (including, without limitation, contingent Liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Person, or (b) could materially adversely affect the ability of the Person to operate or conduct its business in the manner in which it is currently operated or conducted, or contemplated to be conducted or operated.

        “Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

        “Owned Property” means any property owned by a Person together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of a Person attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

        “Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

        “Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

        “Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

        “Property” means the Leased Property and the Owned Property.

        “Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to a Person whether or not in the ordinary course of its business, together with any unpaid financing charges accrued thereon.

        “Regulation” means any rule or regulation of any Governmental Authority.

        “Release” means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration (as such terms are used or defined in the Environmental Laws) of a Hazardous Substance into the indoor or outdoor environment or into or out of any Property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

        “SEC” means the United States Securities and Exchange Commission.

        “Securities Act” means the Securities Act of 1933, as amended from time to time.

        “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of the Person and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

        “Subsidiary” or “Subsidiaries” of a Person means any other Person in which the Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by the Person.

        “Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

        “Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

        “THK Common Stock” means Common Stock, $.001 par value per share, of THK.

        “Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

        “Waste” means agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, sludge, solid wastes, special wastes, used oils, and yard trash.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time (as hereinafter defined), in accordance with the laws of the State of New Jersey and the terms and conditions of the Documents, PrimaryAds Merger Sub shall be merged with and into PrimaryAds. From and after the Effective Time, the separate corporate existence of PrimaryAds Merger Sub shall cease and PrimaryAds, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of New Jersey as a wholly owned subsidiary of THK. PrimaryAds, as the surviving corporation after the Merger, is hereinafter referred to as the “PrimaryAds Surviving Corporation.” At the Closing, (a) THK and PrimaryAds Merger Sub shall deliver to PrimaryAds and the Shareholders the various documents referred to in Article VI, Section 6.2 and (b) PrimaryAds and the Shareholders shall deliver to THK and PrimaryAds Merger Sub the various documents referred to in Article VI, Section 6.1.

2.2 Effective Time. Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable the Parties shall cause the Merger to become effective by executing and filing with the Secretary of State of the State of New Jersey in accordance with New Jersey law a Certificate of Merger, as the case may be, with a Plan of Merger attached as an Exhibit thereto in the respective forms required pursuant to Section 10-4.1 of the New Jersey Business Corporation Act, as amended (the “New Jersey BCA”), and attached hereto as Schedule 2.2 and made a part hereof (the “Certificate of Merger and Plan of Merger”), the date and time of the filings, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”

2.3 Effect of the Merger. At the Effective Time, the Merger shall have the effect set forth in the New Jersey BCA.

2.4 Articles of Incorporation and Bylaws. From and after the Effective Time and without further action on the part of the Parties, the Articles of Incorporation and Bylaws of the PrimaryAds Merger Sub immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of PrimaryAds Surviving Corporation until amended in accordance with the respective terms thereof.

2.5 Directors and Officers. The officers of PrimaryAds immediately prior to the Effective Time shall be the officers of PrimaryAds Surviving Corporation immediately following the Effective Time. The directors of PrimaryAds Surviving Corporation shall be Kenneth Harlan, Gerard Jacobs, Patrick Martin and Scott Mitchell. Each officer and director shall hold office in accordance with the Articles of Incorporation and the Bylaws of PrimaryAds Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with PrimaryAds Surviving Corporation’s Articles of Incorporation and Bylaws.

2.6 Effect on PrimaryAds Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities: each share of common stock of PrimaryAds, no par value per share (“PrimaryAds Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive, in the aggregate: (i) Ninety Nine Thousand Five Hundred Dollars ($99,500) in cash (the “Cash Consideration”), and (ii) any Additional Merger Consideration under Article VIII (the “Additional Merger Consideration” and together with the Cash Consideration, the “Merger Consideration”), subject to adjustment as set forth in Section 2.10. All Merger Consideration payable under this Agreement shall be allocated to the Shareholders in accordance with the percentage interest of each Shareholder as reflected on Schedule 2.6 hereto. From and after the Effective Time, all shares of PrimaryAds capital stock shall automatically be canceled and cease to exist, and each holder of shares of PrimaryAds capital stock as reflected on the common stock ledger of PrimaryAds (the “PrimaryAds Stock Ledger”) shall cease to have any rights with respect thereto other than the right to receive, if any, their portion of the Merger Consideration.

2.7 Cancellation of Shares. Immediately prior to the Effective Time, each share of PrimaryAds common stock either held in PrimaryAds’ treasury or owned by any direct or indirect wholly-owned subsidiary of PrimaryAds immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or payment therefor.

2.8 Stock Options; Warrants. At the Effective Time, each option, warrant or other contractual or other right to purchase or otherwise acquire or convert into shares of PrimaryAds common stock granted prior to the Effective Time shall be cancelled, extinguished and terminated and shall not have any right to any portion of the Merger Consideration.

2.9 Capital Stock of PrimaryAds Merger Sub. Each share of common stock of PrimaryAds Merger Sub, no par value per share, (“PrimaryAds Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the PrimaryAds Surviving Corporation, no par value per share. From and after the Effective Time, each stock certificate of PrimaryAds Merger Sub that previously represented shares of PrimaryAds Merger Sub Common Stock shall evidence ownership of an equal number of shares of common stock of the PrimaryAds Surviving Corporation.

2.10 Adjustments to the Consideration. Without limiting any other provision of this Agreement, the Merger Consideration shall be reduced downward, on a dollar for dollar basis, if on the Closing Date the aggregate of PrimaryAds’ cash in its unrestricted accounts is less than $150,000.

2.11 Taking Necessary or Further Action. If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the PrimaryAds Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of PrimaryAds and PrimaryAds Merger Sub, the officers and directors of PrimaryAds Surviving Corporation shall be and are fully authorized and directed, in the name of and on behalf of PrimaryAds Surviving Corporation, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement. THK shall cause PrimaryAds Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE III

RESTRICTIONS ON TRANSFER: REGISTRATION

3.1 Restrictions on Transfer. All certificates representing THK Common Stock issued pursuant to this Agreement shall bear a legend stating that the THK Common Stock has not been registered under the Securities Act, and may not be transferred or sold without such registration or an exemption therefrom.

3.2 Registration. At the Closing, THK and the Shareholders shall enter into a registration rights agreement in the form attached hereto as Exhibit A hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE SHAREHOLDERS AND PRIMARYADS

        In order to induce THK and PrimaryAds Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders and PrimaryAds each hereby represent and warrant as of the Closing Date to each of THK and PrimaryAds Merger Sub as follows:

4.1 Organization and Qualification. PrimaryAds is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, with full power and authority to own, lease and operate its properties and to conduct its business as now conducted except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on PrimaryAds, and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 4.1, which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on PrimaryAds.

4.2 Subsidiaries. PrimaryAds does not have any Subsidiaries and does not own, directly or indirectly, any equity or other ownership interests of any Person.

4.3 Charter, Bylaws and Corporate Records. True, correct and complete copies of each of (a) the Articles of Incorporation of PrimaryAds as amended and in effect on the date hereof, (b) the bylaws of PrimaryAds as amended and in effect on the date hereof, and (c) the minute books of PrimaryAds, have been previously made available to THK and PrimaryAds Merger Sub. The minute book contains complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and stockholders of PrimaryAds from the date of its incorporation to the date hereof.

4.4 Authorization; Enforceability. PrimaryAds has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Documents to which it, he or she is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the board of directors of PrimaryAds and the Shareholders, and no other action on the part of PrimaryAds or the Shareholders is necessary to consummate the transactions contemplated by this Agreement and the other Documents. This Agreement and each of the other Documents to be executed and delivered by PrimaryAds and the Shareholders have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, PrimaryAds and the Shareholders, respectively, are enforceable against PrimaryAds and the Shareholders in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency reorganization, moratorium and similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.5 No Violation or Conflict. None of (a) the execution and delivery by PrimaryAds and the Shareholders of this Agreement and the other Documents to be executed and delivered by PrimaryAds and the Shareholders, (b) the consummation by PrimaryAds and the Shareholders of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by PrimaryAds and the Shareholders at the Closing, will (1) conflict with or violate the Articles of Incorporation or bylaws of PrimaryAds, (2) conflict with or violate any Law, Order or Permit applicable to PrimaryAds or the Shareholders, or by which PrimaryAds’ properties or the PrimaryAds Common Stock are bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair PrimaryAds’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of PrimaryAds except, in the case of clause (2) or (3) above, for any conflict, breach, violation, default or other occurrence that would not individually or in the aggregate, have a Material Adverse Effect on PrimaryAds.

4.6 Governmental Consents and Approvals. Except for the filing of the Certificate of Merger and Plan of Merger with the State of New Jersey, the execution, delivery and performance of this Agreement and the other Documents by PrimaryAds and the Shareholders does not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.7 Capital Structure. Schedule 4.7 sets forth a true and correct copy of the PrimaryAds Stock Ledger. The authorized capital stock of PrimaryAds consists of 100 shares of common stock, no par value per share, all as reflected on the PrimaryAds Stock Ledger. As of the Closing Date, a total of 100 shares of common stock were issued and outstanding all of which are owned solely by the Shareholders free and clear of all Liens, and no shares of common stock were held in treasury. Except as described above, there will be no shares of voting or non-voting capital stock, equity interests or other securities of PrimaryAds authorized, issued, reserved for issuance or otherwise outstanding at the Closing. All of the outstanding shares of PrimaryAds common stock are duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. There are no bonds, debentures, notes or other Indebtedness of PrimaryAds having the right to vote (or convertible into securities having the right to vote) on any matters on which the shareholders of PrimaryAds are eligible or required to vote. There are no other outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which PrimaryAds is a party or bound obligating PrimaryAds to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of PrimaryAds or obligating PrimaryAds to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking that will survive the Closing. There are no outstanding contractual obligations of PrimaryAds to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of PrimaryAds which will survive the Closing. All of the issued and outstanding shares of PrimaryAds capital stock were issued in compliance in all material respects with all applicable federal and state securities laws and are owned solely by the Shareholders.

4.8 Financial Statements. Schedule 4.8 sets forth the audited balance sheet of PrimaryAds as of December 31, 2004, and the related audited income statement and statement of cashflows for the fiscal year ended December 31, 2004 accompanied by the auditor’s report thereon (the “Audited Financials”), and (2) the unaudited balance sheet of PrimaryAds as of March 31, 2005 and the schedules thereto and the related unaudited income statement and statement of cashflows for the three month period then ended (the “Unaudited Financials” and collectively with the Audited Financials the “Company Financials”). The Company Financials (i) have been prepared in accordance with the books and records of the Person to which they relate, (ii) are complete and correct in all material respects and have been prepared in accordance with GAAP for the periods presented, except as to the Unaudited Financials, for the omission of notes thereto and normal year-end audit adjustments, which will not be material individually or in the aggregate. The Company Financials present fairly the financial condition and operating results of PrimaryAds as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate. The pre-tax net operating income of PrimaryAds for the quarter ended March 31, 2005 is equal to or greater than $850,000.

4.9 Conduct in the Ordinary Course; Absence of Changes. Since December 31, 2004, PrimaryAds has conducted the Business in the ordinary course, consistent with past practice, and there has been no change in the Business which has had, or could reasonably be anticipated to result in a Material Adverse Effect on PrimaryAds.

4.10 Property.

    (a)     Schedule 4.10(a) lists (1) the street address of each parcel of Owned Property, and (2) any and all leases of all or any portion of any of Owned Property (“Owned Property Leases”). Any parcel of Owned Property that is not subject to an Owned Property Lease is occupied by PrimaryAds and is used solely for the conduct of the Business. Schedule 4.10(b) lists for each Owned Property Lease (i) the street address of each parcel subject to an Owned Property Lease, (ii) the identity of the lessor, lessee and current occupant (if different from lessee/lessor) under each Owned Property Lease, (iii) the term, the security deposit, if any, and rental payment terms of the Owned Property Leases (and any subleases) pertaining to each Owned Property Lease, (iv) any commissions due now or in the future on any Owned Property Lease or in connection with an option to extend or renew and (v) any amendments to the Owned Property Leases.

    (b)     Schedule 4.10(c) lists (1) the street address of each parcel of Leased Property, (2) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Property, and (3) the term and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Property.

    (c)     PrimaryAds has made available to THK and PrimaryAds Merger Sub, true and correct copies of each deed for each parcel of Owned Property and, to the extent available, for each parcel of Leased Property, and all title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, other title documents and other documents relating to or otherwise affecting the Owned Property, the Leased Property, or the operation of the Business thereon or any other uses thereof.

    (d)     PrimaryAds has delivered, or made available to THK and PrimaryAds Merger Sub, true and correct copies of all leases and subleases listed in Schedule 4.10(a)-(c) and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) (the “Leases”). With respect to each Lease:

        (1)     each Lease is the legal, valid and binding, obligation of the parties thereto, enforceable against each party, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

        (2)     none of (a) the execution and delivery by PrimaryAds and the Shareholders of this Agreement and the other Documents, (b) the consummation by PrimaryAds and the Shareholders of the transactions contemplated by this Agreement and the other Documents, (c) the performance by PrimaryAds and the Shareholders of this Agreement and the other Documents will (1) conflict with or violate the terms of any Lease or (2) result in any breach or violation of or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair PrimaryAds rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Lease.

        (3)     neither PrimaryAds nor to the Knowledge of PrimaryAds, any other party to any Lease, is in breach or default in any material respect, and, to the Knowledge of PrimaryAds, no event has occurred that, with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the Lease; and

        (4)     the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings regarding the amount of rent.

4.11 Personal Property.

    (a)     Schedule 4.11 lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property owned or leased by PrimaryAds (the “Tangible Personal Property”).

    (b)     PrimaryAds has delivered or made available to THK and PrimaryAds Merger Sub correct and complete copies of all leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto. With respect to each of lease:

        (1)     each lease, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.11(b), is the legal, valid and binding obligation of the parties thereto, enforceable against each of the parties in accordance with the terms thereof except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law);

        (2)     neither PrimaryAds nor to the Knowledge of PrimaryAds, any other party to any lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, any lease; and

        (3)     none of (a) the execution and delivery by PrimaryAds and the Shareholders of this Agreement and the other Documents, (b) the consummation by PrimaryAds and the Shareholders of the transaction contemplated by this Agreement and the other Documents, (c) the performance by PrimaryAds or the Shareholders of this Agreement and the other Documents required by this Agreement will (1) conflict with or violate the terms of any lease or (2) result in any breach or violation of or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair PrimaryAds rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any lease.

    (c)     All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, and has been maintained and repaired in accordance with good business practice.

4.12 Board Approval. The board of directors of PrimaryAds has, at a meeting duly called and held at which all Shareholders of PrimaryAds were present or by a unanimous written consent: (a) approved and declared advisable this Agreement; (b) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interest of PrimaryAds and its Shareholders; (c) recommended to the Shareholders of PrimaryAds (1) approval of the Merger and the other transactions contemplated hereby, and (2) approval and adoption of this Agreement; and (d) directed that this Agreement be submitted to the Shareholders of PrimaryAds for their approval and adoption.

4.13 Insurance. PrimaryAds has furnished or made available to THK and PrimaryAds Merger Sub, true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of PrimaryAds relating to the Business, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in Schedule 4.13. All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring prior to the Effective Time.

4.14 Permits. Schedule 4.14 lists all Permits used in or otherwise required to conduct the Business. Each of the Permits is valid and in full force and effect.

4.15 Taxes. Except as set forth on Schedule 4.15, PrimaryAds has validly elected status as a subchapter S corporation pursuant to Sections 1361 and 1362 of the Code for all periods since its incorporation, and has been so classified for state purposes pursuant to analogous state provisions for the same periods and the jurisdictions in which PrimaryAds does business listed on Schedule 4.15. Except as set forth in Schedule 4.15 hereto (a) all Tax Returns and reports in respect of Taxes required to be filed with respect to PrimaryAds or any Affiliate of PrimaryAds (excluding from the definition of Affiliate solely for purposes of this Section 4.15(a) a Person that is an Affiliate of PrimaryAds solely because the Person is a director, officer or employee of PrimaryAds) have been timely filed, (b) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid, (c) all such returns and reports are true, correct and complete in all material respects, (d) no adjustment relating to such returns has been proposed formally or informally by any Governmental Authority and, to the Knowledge of PrimaryAds, no basis exists for any such adjustment, (e) there are no pending or, to the Knowledge of PrimaryAds, threatened actions or proceedings for the assessment or collection of Taxes against PrimaryAds or insofar as either relates to the activities or income of PrimaryAds or the Business or could result in Liability to PrimaryAds whether joint or several any corporation that was includible in the filing of a return with PrimaryAds on a consolidated or combined basis, (f) no consent under Section 341(f) of the Code has been filed with respect to PrimaryAds, (g) there are no Tax Liens on any assets of PrimaryAds or of any Affiliate of PrimaryAds (excluding from the definition of Affiliate solely for purposes of this Section 4.15(g) a Person that is an Affiliate of PrimaryAds solely because the Person is a director, officer or employee of PrimaryAds), (h) PrimaryAds has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, (i) PrimaryAds has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority, (j) PrimaryAds has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date, (k) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon PrimaryAds’ assets, (l) PrimaryAds will not be required (1) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (2) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date, (m) PrimaryAds is not a party to or bound by any tax allocation or tax sharing agreement and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes, (n) to the Knowledge of PrimaryAds, there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to PrimaryAds with respect to any period on or before the Closing Date, (o) PrimaryAds has not made any payments, and is or will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will not be deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law), (p) PrimaryAds has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law), (q) no claim has ever been made in writing by a taxing authority in a jurisdiction where PrimaryAds does not file Tax Returns that PrimaryAds is or may be subject to Taxes assessed by such jurisdiction, (r) PrimaryAds does not have any physical presence in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, (s) true, correct and complete copies of all income and sales Tax Returns filed by PrimaryAds for the past two (2) years have been furnished or made available to THK, and (t) PrimaryAds will not be subject to any Taxes pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law) with respect to the transactions contemplated by this Agreement.

4.16 Labor Matters.

    (a)     The name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2004 and 2005, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of PrimaryAds is accurately stated in that certain letter dated the date of this Agreement from KMH to Gerard M. Jacobs, the President and Chief Executive Officer of THK (the “Employee Salaries Letter”).

    (b)     Except as set forth on Schedule 4.16(b), no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or oral) exist between PrimaryAds and any current or former stockholder, officer, director, employee or consultant.

    (c)     PrimaryAds is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by PrimaryAds and

        (1)     there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of PrimaryAds, threatened by any employee against PrimaryAds;

        (2)     there are no unfair labor practice complaints pending against PrimaryAds before the National Labor Relations Board or any other Governmental Authority or involving any current or former employee of PrimaryAds;

        (3)     Except as set forth on Schedule 4.16(c)(3), PrimaryAds has complied with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by any Governmental Authority and have withheld and paid to any appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from employees of PrimaryAds and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

        (4)     PrimaryAds has paid in full to all its employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of its employees provided however that PrimaryAds’ employees have until the end of a calendar year to use accrued vacation;

        (5)     there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by PrimaryAds;

        (6)     there is no charge or proceedings with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to PrimaryAds; and

        (7)     there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and not settled or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which PrimaryAds has employed or currently employs any Person.

4.17 Employees and Related Agreements; ERISA.

    (a)     Schedule 4.17 contains a true and complete list of each Employee Plan and each Employee Agreement of PrimaryAds. PrimaryAds has no plan or commitment, whether legally binding or not, to establish any new Employee Plan, to enter into any Employee Agreement or to modify or to terminate any Employee Plan or Employee Agreement (except to the extent required by law as previously disclosed to THK, or as required by this Agreement), or has any intention to do any of the foregoing been communicated to employees.

    (b)     PrimaryAds has provided to THK (1) current, true and complete copies of each Employee Plan and each Employee Agreement, including all amendments thereto, and trust or funding agreements with respect thereto, (2) the two most recent annual actuarial valuations, if any, prepared for each Employee Plan, (3) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Employee Plan or related trust, (4) a statement of alternative form of compliance pursuant to Department of Labor Regulation §2520.104-23, if any, filed for each Employee Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees, (5) the most recent determination letter received from the IRS, if any, for each Employee Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code, (6) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, and (7) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan.

    (c)     Except to the extent any action does not have a Material Adverse Effect on PrimaryAds (1) PrimaryAds has performed in all material respects all obligations required to be performed by it under each Employee Plan and Employee Agreement and is not in default under or in violation of any Employee Plan or Employee Agreement, (2) each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all requirements of Laws, (3) each Employee Plan intended to qualify under Section 401 of the Code is so qualified and a determination letter has been issued by the IRS to the effect that each Employee Plan is so qualified and that each trust forming a part of any Employee Plan is exempt from tax pursuant to Section 501(a) of the Code and, to the knowledge of PrimaryAds, no circumstances, exist which could reasonably be expected to adversely affect this qualification or exemption, (4) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Employee Plan, (5) there are no actions, proceedings, arbitrations, suits or claims pending or, to the knowledge of PrimaryAds, threatened or anticipated (other than routine claims for benefits), with respect to any Employee Plan or Employee Agreement, (6) no event or transaction has occurred with respect to any Employee Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code, (7) no Employee Plan is under audit or investigation by the IRS, the Department of Labor or other governmental authority and, to the knowledge of PrimaryAds, no audit or investigation is pending or threatened, (8) no liability under any Employee Plan has been funded or has any obligation been satisfied with the purchase of a contract from an insurance company as to which PrimaryAds has received notice that insurance company is insolvent or is in rehabilitation or any similar proceeding, (9) PrimaryAds has timely deposited and transmitted, or accrued, all amounts withheld from employees for contributions or premium payments for each Employee Plan into the appropriate trusts or accounts, and (10) each Employee Plan that allows loans to plan participants has been operated in all material respects in accordance with the plan’s written loan policy; in addition, all outstanding loans from all Employee Plans are current as of the Closing Date, and there are no loans in default.

    (d)     PrimaryAds is not the sponsor, and does not maintain, contribute to, or have any liability in respect of, and has never sponsored, maintained, contributed to, or had any liability in respect of, or been required to contribute to, an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA, or a “multiple employer plan” (within the meaning of Section 413 of the Code).

    (e)     PrimaryAds (1) does not maintain or contribute to any Employee Plan that provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon his or her retirement or termination of employment, except as may be required by Section 4980B of the Code or otherwise at the expense of the employee, and (2) does not have any obligation or agreement (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code or otherwise at the expense of the employee.

    (f)     The execution of, and performance of this Agreement and the transactions contemplated hereby will not constitute an event under any Employee Plan or Employee Agreement that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

    (g)     No Employee Plan or Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

    (h)     PrimaryAds is not (1) a member of a “controlled group of corporations,” or an “affiliated service group” within the meanings of Sections 414(b) or (m) of the Code, (2) required to be aggregated with any Person under Section 414(o) of the Code; or (3) under “common control,” with any Person within the meaning of Section 4001(a)(14) of ERISA or Section 414(c) of the Code.

    (i)     PrimaryAds has complied in all material respects with the requirements of the HIPAA Medical Privacy Regulations with respect to each Employee Plan that is subject to such requirements and with respect to PrimaryAds’ status as a “covered entity” as defined therein.

4.18 Environmental and Health/Safety Matters.

    (a)     To the Knowledge of PrimaryAds, it is and has at all times been in material compliance with Environmental Laws applicable to assets used in the Business (“Business Assets”), and the Business and PrimaryAds is not currently liable for any penalties, fines or forfeitures for failure to comply with Environmental Laws.

    (b)     PrimaryAds has obtained, or caused to be obtained (except where such failure to obtain has not resulted in a Material Adverse Effect), and, to the Knowledge of PrimaryAds, is in material compliance with, all applicable and material Permits required by Environmental Laws and necessary for the operation of the Business. Copies of such Permits have been provided to THK. There are no administrative or judicial investigations, notices, claims or other proceedings pending or, to the Knowledge of PrimaryAds, threatened by any Governmental Authority or third parties against PrimaryAds or any of the Business Assets which question the validity or entitlement of PrimaryAds to any Permit wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect on PrimaryAds.

    (c)     PrimaryAds has neither received nor does it have Knowledge of any non compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving PrimaryAds, issued by any Governmental Authority or third party with respect to any Environmental Laws, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party and which could have a Material Adverse Effect on PrimaryAds.

    (d)     To the Knowledge of PrimaryAds, it has not generated, manufactured, used, recycled, transported, transferred, stored, handled, treated, discharged, Released or disposed of, nor has it allowed or arranged for any third parties to generate, manufacture, use, recycle transport, transfer, store, handle, treat, discharge, Release or dispose of, Hazardous Substances or other Waste (which, for purposes of this Section 4.18(d) only, Waste shall include white goods and recyclable materials) to or at any location, including property currently or previously owned by it, other than a site lawfully allowed or permitted by the Environmental Laws or other applicable requirements of Laws to receive such Hazardous Substances or other Waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, recycling, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, Release or disposal in material contravention of any Environmental Laws, except such as would not have a Material Adverse Effect on PrimaryAds.

    (e)     To the Knowledge of PrimaryAds, it neither caused, nor allowed to be caused or permitted, either by action or inaction, a Release or discharge, or threatened Release or discharge, of any material quantity of Hazardous Substance on, into or beneath the surface of any parcel owned or leased by PrimaryAds or to any properties adjacent thereto which would have a Material Adverse Effect on PrimaryAds. To the Knowledge of PrimaryAds, there has neither occurred, nor is there presently occurring, a Release or discharge, or threatened Release or discharge, of any material quantity of Hazardous Substances on, into or beneath the surface of any parcel owned or leased by PrimaryAds or to any properties adjacent thereto which would have a Material Adverse Effect on PrimaryAds.

    (f)     To the Knowledge of PrimaryAds, it has neither generated, handled, manufactured, treated, stored, used, recycled, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, recycle, ship, transport, transfer or dispose of, any Hazardous Substances or other Waste to or at a site which, pursuant to Environmental Laws or any similar state law has been placed or been proposed for placement on the National Priorities List or its state equivalent. Neither PrimaryAds nor any Shareholder has received written notice, and neither PrimaryAds nor any Shareholder has knowledge of any facts which could give rise to any notice, that PrimaryAds is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under Environmental Laws. PrimaryAds has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to any parcel owned or leased by PrimaryAds. PrimaryAds has not received any written request for information in connection with any federal or state environmental cleanup site, or in connection with any of real property or premises where PrimaryAds has transported, transferred or disposed of Hazardous Materials or other Wastes. PrimaryAds has neither been required, nor has it undertaken, any response or remedial actions or clean up actions of any kind at the request of any Governmental Authorities or at the request of any other third party. To the Knowledge of PrimaryAds it has no material liability under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

    (g)     To the Knowledge of PrimaryAds, there are no Aboveground Storage Tanks or Underground Storage Tanks on any parcel owned or leased by PrimaryAds. For purposes of this Agreement, the terms “Aboveground Storage Tanks” and “Underground Storage Tanks” shall have the meanings given them in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

    (h)     Schedule 4.18(h) is a true and complete schedule of (1) all material environmental audits, assessments, investigations or occupational health studies, of which PrimaryAds has Knowledge, undertaken by, or on behalf of, PrimaryAds, relating to or affecting PrimaryAds or any of the Real Properties, and (2) all material citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting PrimaryAds or any of the Real Properties.

    (i)     Schedule 4.18(i) contains a list of the Business Assets which have been confirmed to contain PCBs or “asbestos” or “asbestos containing material” (as such terms are identified under the Environmental Laws). PrimaryAds has operated and continues to operate in material compliance with all Environmental Laws governing the handling, use and exposure to and disposal of PCBs or asbestos or asbestos containing materials, except where such noncompliance would not have a Material Adverse Effect on PrimaryAds There are no claims, actions, suits, governmental investigations or proceedings brought by any Governmental Authority or third party pending, or, to the knowledge of PrimaryAds, threatened against or directly affecting PrimaryAds, the Business Assets or the Business relating to the use, handling or exposure to and disposal of PCBs or asbestos or asbestos containing materials in connection with their assets and operations.

    (j)     Schedule 4.18(j) is a true and complete schedule of the operations and activities, and locations thereof, which have been conducted and are being conducted by PrimaryAds on any of the Real Properties which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, recycling, spilling, leaking, dumping, discharging, release or disposal of any material quantities of Hazardous Substances.

4.19 Certain Interests.

    (a)     No officer, director or stockholder of PrimaryAds, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

        (1)     has any direct or indirect financial interest in any competitor, supplier or customer of PrimaryAds, provided, however, that the ownership of securities representing no more than 3% of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning the securities has no other connection or relationship with the competitor, supplier or customer;

        (2)     owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which PrimaryAds uses or has used in the conduct of the Business or otherwise; or

        (3)     has outstanding any Indebtedness to PrimaryAds.

(b)     PrimaryAds has no Indebtedness, Liabilities, or any other obligation of any nature whatsoever to, any officer, director or stockholder of PrimaryAds or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder.

4.20 Litigation. Except as set forth on Schedule 4.20, there are no Actions pending, or to the Knowledge of PrimaryAds, threatened, against, relating to or affecting PrimaryAds or the Business before any Court, Governmental Agency or any arbitrator or mediator. Neither PrimaryAds nor the Shareholders are subject to any Order, including but not limited to any Order which prohibits or restricts the consummation of the transactions contemplated hereby or restricts in any way the ownership or operations of PrimaryAds or the Business.

4.21 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect on PrimaryAds (1) PrimaryAds owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of the Business as currently conducted, (2) to the Knowledge of PrimaryAds, the use of any Intellectual Property by PrimaryAds does not infringe on or otherwise violate the rights of any Person, (3) the use of the Intellectual Property is in accordance with applicable licenses pursuant to which PrimaryAds acquired the right to use any Intellectual Property, and (4) to the Knowledge of PrimaryAds, no Person is challenging, infringing on or otherwise violating any right of PrimaryAds with respect to any Intellectual Property owned by or licensed to PrimaryAds. As of the date of this Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect on PrimaryAds, neither PrimaryAds nor any of the Shareholders has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by PrimaryAds and no Intellectual Property owned or licensed by PrimaryAds is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of the Intellectual Property. Schedule 4.21 sets forth a true and complete list of all domain names owned by PrimaryAds, Harlan Partners, or any Shareholder.

4.22 Inventories. The Inventory of PrimaryAds as reflected in the Company Financials are in proper working order and of merchantable quality, which can be sold in the ordinary course of the Business in a fashion consistent with the historical sales results, efficiencies, terms, conditions, pricing, and inventory turnover patterns of the Business.

4.23 Receivables. The Receivables of PrimaryAds as reflected in the Company Financials, consist solely of bona fide accounts receivable generated by the Business in the ordinary course, which can be collected in the ordinary course of the Business in a fashion consistent with the historical collection results, efficiencies, policies, procedures and patterns of the Business. On the Closing Date, the Receivables exceed the Liabilities by at least $1.00; provided that on the Closing Date, PrimaryAds shall not have any Liability for amounts owing any advisor or agent retained by PrimaryAds or the Shareholders in connection with the transactions contemplated by this Agreement including but not limited to amounts owing KPMG Corporate Partners or Freeborn & Peters LLP.

4.24 Residency; Investment Sophistication; Backgrounds. Except as set forth on Schedule 4.24, each Shareholder (a) is a resident of New Jersey, (b) is an “accredited” investor as defined in Section 501 of Regulation D promulgated under the Securities Act and capable of evaluating the potential risks of an investment in THK Common Stock, (c) has received, read and understands the public filings of THK with the SEC, including but not limited to THK’s Annual Report on Form 10-KSB for the year ended December 31, 2004, including the financial statements and “Risk Factors” contained therein, (d) has been afforded a full opportunity to conduct such additional “due diligence” investigation of THK, its subsidiaries and PrimaryAds Merger Sub, including their respective businesses, management, balance sheets, financial results, prospects and Risk Factors as the Shareholders have deemed appropriate, (e) has retained and has been advised by, or had the opportunity to retain but elected to not retain, his own competent lawyers and accountants in regard to the preparation, negotiation and execution of this Agreement and the transactions contemplated herein, and (f) has never been charged, indicted or convicted of any criminal offense, excepting only minor traffic violations.

4.25 Brokers. Except as set forth on Schedule 4.25, neither PrimaryAds nor the Shareholders have employed any financial advisor, broker, finder, consultant or advisor, and neither PrimaryAds nor the Shareholders have incurred nor will incur any broker’s, finder’s, investment banking, consultant, advisory or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.26 Cash/Banks and Brokerage Accounts. On the Closing Date, the cash on deposit in unrestricted accounts maintained by PrimaryAds equals at least $150,000. Schedule 4.26 sets forth (1) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which PrimaryAds has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship, (2) a true and complete list and description of each account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of PrimaryAds having signatory power with respect thereto and the current balances in the accounts or safety deposit boxes, and (3) a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by PrimaryAds, the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

4.27 Liabilities and Indebtedness. On the Closing Date, PrimaryAds shall have no Indebtedness or Liabilities, including but not limited to Claims of any nature, except for Indebtedness or Liabilities incurred in the ordinary course of business consistent with past practice and reflected on the Audited Financials or Unaudited Financials or incurred in the ordinary course of business between December 31, 2004, and the Closing Date (“Approved Liabilities”).

4.28 Contracts. Schedule 4.28 sets forth a list of all material contracts to which PrimaryAds is a party including (the “Designated Contracts”):

    (a)     any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, not entered into in the ordinary course of business;

    (b)     any agreement concerning a partnership, joint venture or limited liability company venture;

    (c)     any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, in excess of $10,000 or pursuant to which a Lien has been placed on any of its assets, tangible or intangible, in excess of $10,000;

    (d)     any agreement concerning confidentiality or non-competition;

    (e)     any agreement between any Shareholder or their Affiliates and PrimaryAds;

    (f)     any agreement under which PrimaryAds has advanced or loaned monies to any director, officer, or employee;

    (g)     any agreement which restricts PrimaryAds from engaging in the Business anywhere in the world;

    (h)     any settlement or similar agreement, the performance of which will require PrimaryAds to pay, or entitles PrimaryAds to receive, after the Closing Date consideration in excess of $10,000;

    (i)     any agreement relating to any acquisition, divestiture, merger or similar transaction involving consideration in excess of $10,000, which contains representations, warranties, covenants, indemnities or other obligations which are still in effect;

    (j)     any powers of attorney (other than a power of attorney given in the ordinary course of business for routine Tax matters);

    (k)     any contract relating to pending capital expenditures of PrimaryAds in excess of $10,000;

    (l)     any agreement under which PrimaryAds has advanced or loaned any other Person amounts in the aggregate exceeding $10,000; and

    (m)     any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

        To the extent reflected on Schedule 4.28, PrimaryAds has delivered, or made available, to THK, a correct and complete copy of each written agreement listed in Schedule 4.28 (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement, if any, referred to in Schedule 4.28. Each agreement is the legal, valid, binding obligation of the parties thereto, enforceable against each party except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law). No party to any agreement is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement.

4.29 Domain Names/Intellectual Property. Prior to the Closing Date, KMH and DJH shall have conveyed all right, title and interest in any domain name owned individually by either of them or any other Intellectual Property, domain name, or internet related business activities or interests owned individually by either of them to PrimaryAds, except for any Intellectual Property or internet related business activities or interests owned by Harlan Partners.

4.30 Spyware/Adware. To the Knowledge of PrimaryAds, it is not aware of any complaints existing as of the Closing Date of “adware,” “spyware” or “cookie stuffing” arising from or related to services performed by PrimaryAds that have not otherwise been resolved and no set of circumstances or practices exist that could give rise to a complaint. PrimaryAds has a “zero tolerance” policy regarding “adware,” “spyware” and “cookie stuffing” and takes commercially reasonable steps to investigate the practices regarding these activities by each of its Affiliates, and immediately terminates any affiliate which PrimaryAds believes is violating the zero tolerance policy.

4.31 Material Information. All material information concerning PrimaryAds has been provided by PrimaryAds and the Shareholders to THK and PrimaryAds Merger Sub.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
THK AND PRIMARYADS MERGER SUB

        In order to induce the Shareholders and PrimaryAds to enter into this Agreement and to consummate the transactions contemplated hereby, THK and PrimaryAds Merger Sub represent and warrant to the Shareholders and PrimaryAds as follows:

5.1 Organization and Qualification. Each of THK and PrimaryAds Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation with full power and authority to own, lease and operate its properties and to conduct its business as now conducted except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on THK or PrimaryAds Merger Sub. Each of THK and PrimaryAds Merger Sub is duly qualified or licensed as a foreign corporation in each of the jurisdictions listed on Schedule 5.1 which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on THK or PrimaryAds Merger Sub. Each of THK and PrimaryAds Merger Sub has made available to the Shareholders and PrimaryAds true, complete and correct copies of its Articles of Incorporation and bylaws, each as amended to date. All of the issued and outstanding shares of capital stock of, or other equity interests in, PrimaryAds Merger Sub are (a) duly authorized, validly issued, fully paid, non-assessable, (b) owned, directly or indirectly, by THK free and clear of all Liens, and (c) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to THK, or otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest other than restrictions under the Securities Act and state securities laws.

5.2 Capital Structure. The authorized capital stock of THK consists of (a) 100,000,000 shares of THK Common Stock and (b) 5,000,000 shares of “blank check” Preferred Stock, 500,000 shares of which have been designated “Series One Preferred Stock”. (“THK Preferred Stock”). As of March 29, 2005: (1) 33,322,828 shares of THK Common Stock were issued and outstanding, (2) no shares of THK Preferred Stock were issued or outstanding, and (3) 11,805,189 shares of THK Common Stock were duly reserved for future issuance pursuant to warrants or options issued or granted by THK. All outstanding shares of THK Common Stock are, and all shares of THK Common Stock to be issued in connection with the consummation of the transactions contemplated by this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. There are no bonds, debentures, notes or other Indebtedness of THK having the right to vote (or convert into securities having the right to vote) on any matters on which stockholders of THK may vote. Except as described on Schedule 5.2(a) hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which THK is a party or bound obligating THK to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of THK or obligating THK to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on Schedule 5.2(b) neither THK nor PrimaryAds Merger Sub is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan or capital contribution) to, or in, any Person. All of the issued and outstanding shares of THK Common Stock were issued in compliance in all material respects with all applicable federal and state securities laws.

5.3 Authorization; Enforceability. Each of THK and PrimaryAds Merger Sub has the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and the other Documents to which it is or they are a party. The execution, delivery and performance of this Agreement and the other Documents to which it is or they are a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the board of directors of THK and the board of directors and shareholders of PrimaryAds Merger Sub, and no other action by either entity or its Shareholders is necessary to consummate the transactions contemplated by this Agreement and the other Documents. This Agreement and each of the other Documents to be executed and delivered by each of THK and PrimaryAds Merger Sub have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, each of them, enforceable against each of them, in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.4 No Violation or Conflict. None of (a) the execution and delivery by THK and PrimaryAds Merger Sub of this Agreement and the other Documents to be executed and delivered by each of THK and PrimaryAds Merger Sub, (b) consummation by each of THK and PrimaryAds Merger Sub of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by each of THK and PrimaryAds Merger Sub at the Closing, will (1) conflict with or violate the Articles of Incorporation or bylaws of any of them, (2) conflict with or violate any Law, Order or Permit applicable to any of them or by which their properties are bound or affected, or (3) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of THK or PrimaryAds Merger Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of either THK or PrimaryAds Merger Sub except in the case of clause (2) or (3) above, for any control, breach, violation, default or other occurrence that would not individually or the aggregate, have a Material Adverse Effect on THK or PrimaryAds Merger Sub.

5.5 Governmental Consents and Approvals. Except for the filing of the Certificate of Merger and Plan of Merger with the State of New Jersey and a supplemental listing application to be filed with the American Stock Exchange, the execution, delivery and performance of this Agreement and the other Documents by each of THK and PrimaryAds Merger Sub do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

5.6 Litigation. There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of THK, threatened, against THK or PrimaryAds Merger Sub that would have a Material Adverse Effect on THK or PrimaryAds Merger Sub.

5.7 Interim Operations. PrimaryAds Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities and have conducted their operations only as contemplated in this Agreement.

5.8 Brokers. Neither THK nor PrimaryAds Merger Sub has employed any financial advisor, broker or finder, and neither THK nor PrimaryAds Merger Sub has incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

5.9 Material Information. All material information concerning THK and PrimaryAds Merger Sub has been made available to the Shareholders and PrimaryAds.

ARTICLE VI

CLOSING DELIVERIES AND POST CLOSING COVENANTS

6.1 PrimaryAds/Shareholder Deliveries. At the Closing, PrimaryAds and the Shareholders, to the extent applicable, shall take the following actions:

    (a)     PrimaryAds shall deliver to THK, in a form reasonably satisfactory to THK, an affidavit of PrimaryAds, issued pursuant to and in compliance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and dated as of the Closing Date, certifying that an interest in PrimaryAds is not a U.S. real property interest within the meaning of Section 897 of the Code;

    (b)     The Shareholders shall convey, give, grant, assign and transfer to PrimaryAds Surviving Corporation, any and all rights, titles and interests of any nature whatsoever that the Shareholders may have in, or to, the ownership or use of any and all Intellectual Property used in or associated with PrimaryAds or the Business or any other internet related business activities or interests owned by the Shareholders and not otherwise transferred to PrimaryAds prior to the Closing; provided, however, the Shareholders shall not transfer any Intellectual Property, domain name, or other internet related business activities or interest owned by Harlan Partners;

    (c)     The Shareholders shall convey, give, grant, assign and transfer to PrimaryAds Surviving Corporation, any and all rights, titles and interests of any nature whatsoever, legal or beneficial, active or passive, that the Shareholders may have in, or to any other Person, business or “website” involving the sale or provision of information, goods or services over the Internet other than KMH’s and DJH’s interest in Harlan Partners or any Intellectual Property or domain name owned by Harlan Partners, it being expressly acknowledged and agreed by the Shareholders that it is the intent of the Parties and of this Agreement that following the Merger the Shareholders’ only businesses of any nature whatsoever involving the Internet, will be (i) their respective employment with and interest in THK and PrimaryAds Surviving Corporation, and (ii) KMH’s and DJH’s interest in Harlan Partners;

    (d)     Each of KMH, DJH, SMH and MAS shall execute and deliver the employment agreements set forth in on Schedule 6.1(d) (i)-(iv) hereto;

    (e)     Each Shareholder shall execute and deliver the registration rights agreement in the form set forth in Exhibit A, hereto;

    (f)     [RESERVED]

    (g)     PrimaryAds shall deliver to THK, the Audited Financials prepared in accordance with GAAP, and accompanied by a signed, unqualified opinion of Blackman Kallick Bartelstein LLP, and the Unaudited Financials all acceptable to THK in its sole, absolute discretion.

    (h)     PrimaryAds shall deliver a certificate, with supporting bank statements, stating the amount of cash on deposit on the Closing Date in unrestricted accounts maintained by PrimaryAds.

    (i)     KMH shall deliver the executed “Option Cancellation Agreement” set forth on Schedule 6.1(i)-(iii) hereto;

    (j)     PrimaryAds shall deliver all corporate minute books and stock records to THK;

    (k)     PrimaryAds shall deliver proof of payment of all amounts due any advisor or agent retained by PrimaryAds or the Shareholders in connection with the transactions contemplated by this Agreement including but not limited to KPMG Corporate Finance and Freeborn & Peters LLP; (l) PrimaryAds shall deliver a copy of the resolutions duly, validly and unanimously adopted by the board of directors and Shareholders of PrimaryAds, certified by the corporate secretary, authorizing and approving the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby; and

    (m)     KMH, DJH and Harlan Partners shall execute and deliver that certain Management and Option Agreement set forth on Schedule 6.1(m).

6.2 THK/PrimaryAds Merger Sub Deliveries. At the Closing, THK and the PrimaryAds Merger Sub, to the extent applicable shall take the following action:

    (a)     THK shall deliver the aggregate Cash Consideration described in Section 2.6 subject to the adjustment described in Section 2.10.

    (b)     THK shall deliver options or warrants, evidenced by certificates or agreements, to the individuals in the amounts and subject to the terms set forth on Schedule 6.2(a) hereto;

    (c)     THK shall cause PrimaryAds Surviving Corporation to execute and deliver the employment agreements set forth on Schedule 6.1(d) (i)-(iv) hereto;

    (d)     THK shall execute and deliver the registration rights agreement in the form set forth in Exhibit A hereto;

    (e)     Each of Scott Mitchell and S. Patrick Martin shall have executed an amendment to his existing employment agreement with THK or its wholly owned subsidiary, as applicable, which amendment contains provisions substantially similar to those set forth in Sections 8 through 12 of KMH’s employment agreement set forth on Schedule 6.1(d)(i);

    (f)     THK and PrimaryAds Merger Sub shall deliver a copy of the resolutions duly, validly and unanimously adopted by the board of directors of each of THK and PrimaryAds Merger Sub and by the Shareholders of PrimaryAds Merger Sub certified by their respective corporate secretary authorizing and approving the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby; and

    (g)     THK shall execute and deliver that certain Management and Option Agreement set forth on Schedule 6.1(m).

ARTICLE VII

EMPLOYMENT MATTERS

7.1 Current Employees. The aggregate annual base salary of each person employed by PrimaryAds shall be as set forth in the Employee Salary Letter attached hereto as Schedule 7.1; and

7.2 Management of Surviving Corporation. From and after the Effective Time, until his successor is duly elected and qualified, KMH shall serve as President of PrimaryAds Surviving Corporation with authority and responsibility to manage and control the day-to-day operations of PrimaryAds Surviving Corporation subject to the overall control of the board of directors of PrimaryAds Surviving Corporation and THK. Specifically:

    (a)     KMH shall have the authority to (1) establish all employee personnel policies involving PrimaryAds, (2) make all decisions regarding persons employed by PrimaryAds, (3) establish marketing and service strategies for PrimaryAds, and (4) to establish and change, from time to time, all policies and practices relating to the pricing of PrimaryAds products and services.

    (b)     Notwithstanding the provisions of clause (a) above, neither PrimaryAds Surviving Corporation, nor any of its subsidiaries may take or agree to take, and KMH shall not cause, assist or participate in any fashion in PrimaryAds Surviving Corporation, or any of its subsidiaries taking or agreeing to take, any of the following actions, without the prior express approving vote of the board of directors of PrimaryAds Surviving Corporation and THK respectively:

        (1)     amend the Articles of Incorporation or bylaws of PrimaryAds Surviving Corporation;

        (2)     wind-up, liquidate, dissolve or reorganize PrimaryAds Surviving Corporation, or adopt a plan or proposal contemplating any of the foregoing;

        (3)     approve the annual budget of PrimaryAds Surviving Corporation for any fiscal year, or approve any course of action which is likely to cause PrimaryAds Surviving Corporation to incur expenses or to make capital expenditures in amounts materially different from the comments set forth in the relevant budget;

        (4)     elect or remove corporate officers of PrimaryAds Surviving Corporation;

        (5)     change the base or bonus compensation structure of any of the senior management level employees of PrimaryAds Surviving Corporation including the persons named on Schedule 7.1;

        (6)     enter into, modify or terminate any employment agreements, severance agreements, profit sharing plans, pension plans, or similar agreements with any employee of, or consultant to, PrimaryAds Surviving Corporation;

        (7)     issue securities of PrimaryAds Surviving Corporation, including debt or equity securities, options, rights or warrants, or any other securities which are convertible into or exchangeable for shares of common or preferred stock of PrimaryAds Surviving Corporation;

        (8)     register any securities of PrimaryAds Surviving Corporation;

        (9)     merge, consolidate or combine PrimaryAds Surviving Corporation with any other corporation, partnership or other entity;

        (10)     sell assets of PrimaryAds Surviving Corporation, other than in the ordinary course of business;

        (11)     purchase, sell, lease, acquire or dispose of stock or assets valued at $25,000 or more, including acquiring another company, division or line of business (other than as provided for in PrimaryAds Surviving Corporation’s annual budget approved in accordance with this Section 7.2);

        (12)     declare or pay any dividends or any other distribution in respect of any securities of PrimaryAds Surviving Corporation, or redeem, acquire or retire any securities;

        (13)     make, or commit to make, during any fiscal year capital expenditures or enter into capital leases (other than capital expenditures and capital leases provided for in PrimaryAds Surviving Corporation’s annual budget approved in accordance with this Section 7.2) which, in the aggregate, exceed $25,000;

        (14)     enter into any contract, commitment or arrangement of any nature with any corporation, partnership or other entity directly or indirectly owned or controlled by, or an Affiliate of, any employee of PrimaryAds Surviving Corporation, or by any relative of any employee of PrimaryAds Surviving Corporation;

        (15)     create any committee of the board of directors, or change a committee of the board of directors, of PrimaryAds Surviving Corporation;

        (16)     borrow, issue bonds or notes, or otherwise incur debt or guarantee any debt (other than accounts payable incurred in the ordinary course of business, and any borrowing, issuance of bonds or notes, or other debt or guarantees of any debt provided for in PrimaryAds Surviving Corporation’s annual budget approved in accordance with this Section 7.2);

        (17)     mortgage, pledge, grant a security interest, or otherwise encumber the assets of PrimaryAds Surviving Corporation (other than any mortgage, pledge, grant of security interest, or other encumbrance provided for in PrimaryAds Surviving Corporation’s annual budget approved in accordance with this Section 7.2);

        (18)     initiate or settle any lawsuit or arbitration proceeding involving PrimaryAds Surviving Corporation, other than actions to collect debts owed to PrimaryAds Surviving Corporation;

        (19)     retain independent certified public accountants to audit the books and financial records of PrimaryAds Surviving Corporation;

        (20)     issue any press release of any type without the prior written approval of the chief executive officer of THK; or

        (21)     take any action referred to in clauses (1) through (20) above, inclusive, relating to any subsidiary of PrimaryAds Surviving Corporation.

ARTICLE VIII

ADDITIONAL MERGER CONSIDERATION

8.1 Additional Merger Consideration. From and after the Closing Date, the Merger Consideration payable to each Shareholder shall be increased in the form, and at the times set forth below, subject to PrimaryAds Surviving Corporation achieving Aggregate Earnings set forth below during the first twelve full calendar quarters after the Closing Date (the “Measurement Period”).

    (a)     If PrimaryAds Surviving Corporation generates Aggregate Earnings of at least $6.5 million during the Measurement Period, then THK shall issue shares of its common stock to the Shareholders, in the same proportion as the Cash Consideration paid pursuant to Section 2.6 hereof, having a value for purposes of this Section 8.1(a) equal to $1,666.667. The number of shares to be issued will be equal to the sum of (i) the quotient obtained by dividing 833,334 by the Closing Date FMV (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like, occurring after the Closing Date but before calculating the number of shares to be issued pursuant to this clause) plus (ii) the quotient obtained by dividing 833,333 divided by the Earn-out Date FMV.

    (b)     Thereafter, for each incremental $500,000 of Aggregate Earnings above $6.5 million, up to and including $9.0 million in Aggregate Earnings generated by PrimaryAds Surviving Corporation during the Measurement Period, THK shall issue shares of its common stock to the Shareholders in the same proportion as the Cash Consideration paid pursuant to Section 2.6 hereof, having a value for purposes of this Section 8.1(b) equal to $1,666,667 for each incremental $500,000 of aggregate pretax earnings above $6.5 million up to and including $9.0 million in Aggregate Earnings. The number of shares to be issued in each instance will be equal to the sum of (i) the quotient obtained by dividing 833,334 by the Closing Date FMV (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like, occurring after the Closing Date but before calculating the number of shares to be issued pursuant to this clause) plus (ii) the quotient obtained by dividing 833,333 by the Earn-out Date FMV.

    (c)     In addition, if PrimaryAds Surviving Corporation generates Aggregate Earnings equal to $12.0 million during the Measurement Period, THK shall pay the Shareholders (1) cash in the aggregate amount of $1.0 million, and (2) issue shares having a value for purposes of this Section 8.1(c) equal to $1.0 million. The number of shares to be issued will be equal to the sum of (i) the quotient obtained by dividing 500,000 by the Closing Date FMV as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like, occurring after the Closing Date but before calculating the number of shares to be issued pursuant to this clause plus (ii) the quotient obtained by dividing 500,000 by the Earn-out Date FMV. The additional consideration earned pursuant to this Section 8.1(c) shall be paid in the same proportion as the shares issued pursuant to Section 2.6 hereof.

    (d)     In addition, if PrimaryAds Surviving Corporation generates Aggregate Earnings between $12,000,001 and $20.1 million during the Measurement Period, THK shall at the end of the Measurement Period, pay to the Shareholders cash and issue shares to the Shareholders with a value equal to the product of (i) .5 multiplied by (ii) an amount equal to the value of “X” minus $12.0 million where the value of “X” is equal to the Aggregate Earnings generated during the Measurement Period; provided further, that one-half of the value will be paid in cash and one-half of the value (the “Value of the Final Shares”) will be paid in shares in the same proportion as the shares issued pursuant to Section 2.6 hereof. The number of shares to be issued will be equal to the quotient obtained by dividing the Value of the Final Shares by the Earn-out Date FMV.

    (e)     Subject to clause (f) below, any Additional Merger Consideration payable to the Shareholders under (a) – (d) hereof shall be paid no later than ten days after THK files with the Securities and Exchange Commission, its quarterly report on Form 10-Q or 10-QSB or annual report on Form 10-K or 10-KSB for the quarter in which any such Additional Merger Consideration is earned.

    (f)     If following the Closing but prior to the end of the Measurement Period, there is a Change of Control of PrimaryAds then, simultaneously with the closing of the transaction, THK shall pay the Shareholders the Additional Merger Consideration described in Section 8.1(a)-(d) above, assuming for these purposes that Aggregate Earnings are equal to $20.0 million. If following the Closing but prior to the end of the Measurement Period, there is a Change of Control of THK, then simultaneously with the closing of the transaction, THK shall pay the Shareholders the Additional Merger Consideration described in (d) above that would be due the Shareholders based on the Aggregate Earnings up to and including the last full fiscal quarter completed before the closing of the Change of Control transaction; provided, however, that if the closing occurs before the end of the Measurement Period and if Aggregate Earnings did not equal $20.0 million at the time the transaction closes, then the Shareholders will be entitled to any Additional Merger Consideration that may be due following expiration of the Measurement Period.

    (g)     Any fractional shares resulting from any of the calculations required by (a) – (e) above shall be rounded up to the nearest whole number.

    (h)     No Shareholder shall have the right to demand payment of the Additional Merger Consideration other than in accordance with this Article VIII. In addition, no Shareholder shall be entitled to pledge, borrow or otherwise obtain the benefits of the Additional Merger Consideration until payment of the Additional Merger Consideration is required to be paid by THK pursuant to Section 8.1(e) or (f) hereof.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties . The representations and warranties contained in this Agreement shall survive until the expiration of the applicable statute of limitation (with extensions). No claim for the recovery of Losses based upon a breach of a representation or warranty may be asserted by any party against another party after such representations and warranties have expired; provided, however, that good faith claims for Losses first asserted in writing by the party or parties seeking indemnification as provided in this Article IX within the applicable period shall not thereafter be barred.

9.2 Indemnification.

    (a)     Subject to (c) below, the Shareholders agree to indemnify and hold harmless THK and PrimaryAds Surviving Corporation, and each of their respective successors and assigns, together with all of their officers, directors, employees or agents from and against any and all losses, damages, liabilities, obligations, costs or expenses (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) which are caused by or arise out of (1) any default in the performance by any Shareholder of any obligation contained in or contemplated by this Agreement, or (2) any material breach by PrimaryAds or any Shareholder of a representation or warranty contained in this Agreement, including any schedule delivered to THK or PrimaryAds Merger Sub pursuant hereto or in any certificate or other instrument delivered by or on behalf of the Shareholders or PrimaryAds pursuant hereto.

    (b)     Subject to (c) below, THK agrees to indemnify and hold harmless the Shareholders and their respective successors and assigns, from and against any and all Losses which are caused by or arise out of (1) any default in the performance by THK or PrimaryAds Merger Sub of any obligation of THK contained in, or contemplated by, this Agreement, or (2) any material breach of a representation and warranty made by THK or PrimaryAds Merger Sub.

    (c)     No amount of Loss or Losses shall be payable by any indemnifying party pursuant to Section 9.2(a), in the case of PrimaryAds or the Shareholders, or Section 9.2(b), in the case of THK, unless the aggregate amount of the Loss or Losses that are indemnifiable exceeds $50,000 and provided further that if the aggregate amount of all Losses exceed $50,000, only the Losses above $50,000 shall be indemnifiable hereunder provided that the minimum threshold shall not apply to Losses arising out of, resulting from or incident to breaches of representations and warranties set froth in Section 4.7 (Capital Structure), 4.23 (Receivables) 4.25 (Brokers), 4.26 (Cash/Banks and Brokerage Accounts) and 4.27 (Liabilities and Indebtedness).

    (d)     If an indemnified party recovers a Loss or Losses from an indemnifying party hereunder, the indemnifying party shall be subrogated, to the extent of the recovery, to the indemnified party’s rights against any third party, other than a third party with whom the indemnified party has a material business agreement or arrangement, with respect to the Loss or Losses subject to the subrogation rights of any insurer providing insurance coverage under one of the indemnified party’s policies and except to the extent that the grant of subrogation rights to the indemnifying party is prohibited by the terms of the applicable insurance policy.

    (e)     The amount of any loss or losses owed to any indemnified party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto actually recovered by the indemnified party(it being agreed that, promptly after the realization of any such reductions in the Loss or Losses pursuant hereto, such party shall reimburse the indemnifying party for the reduction for which the party was indemnified prior to the realization of the reduction).

    (f)     Each party hereby acknowledges and agrees that, from and after the Closing and except for claims seeking equitable relief, its sole remedy relating to the Merger, or the other transactions contemplated by this Agreement shall be pursuant to the indemnification provisions of this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable law, any and all other rights, claims, and causes of action it may have against the other parties or their respective representatives and affiliates relating to the Merger or the other transactions contemplated by this Agreement, other than claims seeking equitable relief or for or in the nature of fraud.

    (g)     Any indemnified party seeking indemnification hereunder shall give to the indemnifying party, a notice describing in reasonable detail the facts giving rise to the claim for indemnity, an estimate of the Loss including reasonable detail on the assumptions used to calculate the Loss and a summary of the relevant provisions of any agreement, document or instrument executed pursuant hereto or in connection herewith upon which the claim is based. After the giving of any notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article IX shall be determined by the written agreement between the indemnified party and the indemnifying party or by a final judgment or decree of any Court of competent jurisdiction.

9.3 Third Party Claim. If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against any indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (a) to participate in the defense thereof and be represented, at this or its own expense, by advisory counsel selected by it, and (b) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith. Notwithstanding the foregoing, if within ten Business Days after delivery of the indemnified party’s notice described above, the indemnifying party indicates in writing to the indemnified party that, as between the parties, the claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of the claim, provided that the indemnified party shall have the right (1) to participate in the defense thereof and be represented, at his, her or its own expenses, by advisory counsel selected by it, and (2) to approve any settlement if the indemnified party’s interests are, or would be, affected thereby, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE X

TAX MATTERS

10.1 Tax Returns.

    (a)     Subject to Section 10.1(b) and Section 10.1(c), the Shareholders shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to PrimaryAds for taxable years or periods ending on or before the Closing Date, and the Shareholders shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and THK shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the PrimaryAds Surviving Corporation for taxable years or periods ending after the Closing Date and THK shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

    (b)     From and after the Closing, the Shareholders shall indemnify THK, pursuant to, but not subject to the limitations set forth in, Article IX, for all (1) Taxes imposed on PrimaryAds for any taxable year or period, or portion thereof, that ends on or before the Closing Date and (2) Taxes of any Person (other than PrimaryAds) imposed on PrimaryAds as a transferee or successor, by contract or pursuant to any requirement of laws, which Taxes relate to an event or transaction occurring before the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes of PrimaryAds (or Taxes for which PrimaryAds is liable) for the portion of the period ending on the Closing Date (for which the Shareholders are liable) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which PrimaryAds holds a beneficial interest shall be deemed to terminate at such time), except that the amount of any such Taxes that are imposed on a periodic basis and are not based on or measured by income or receipts shall be determined by reference to the percentage that the number of days in the portion of such period ending on the Closing Date bears to the total number of days in such period beginning after the Closing Date. The limitations on indemnity contained in September 9.1(c) shall not apply to the obligations set forth herein.

    (c)     Notwithstanding anything herein to the contrary, the Shareholders shall be liable for and shall pay, and pursuant to Article IX shall indemnify THK and the PrimaryAds Surviving Corporation against, any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement. The limitations on indemnity contained in September 9.1(c) shall not apply to the obligations set forth herein.

    (d)     THK shall promptly cause the PrimaryAds Surviving Corporation to prepare and provide to the Shareholders a package of Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by the Shareholders to enable the Shareholders to prepare and file all Tax Returns required to be prepared and filed by the Shareholders pursuant to Section 10.1(a). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of PrimaryAds. THK and the PrimaryAds Surviving Corporation shall cause the Tax Package to be delivered to the Shareholders within 60 days after the Closing Date.

    (e)     THK, PrimaryAds Merger Sub, PrimaryAds Surviving Corporation and the Shareholders shall not take a position on any federal, state or local income Tax Return or in any proceeding before any taxing authority with respect to such returns that is inconsistent with the treatment of the transactions contemplated hereby as a taxable stock purchase and sale.

10.2 Contest Provisions.

    (a)     THK shall promptly notify the Shareholders in writing upon receipt by THK, the PrimaryAds Surviving Corporation or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the Shareholders may be liable pursuant to Section 10.1 and Article IX.

    (b)     The Shareholders shall have the right to represent PrimaryAds’ interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense; provided, however, that the Shareholders shall have no right to represent PrimaryAds’ interests in any Tax audit or administrative or court proceeding unless the Shareholders shall have first notified THK in writing of the Shareholders’ intention to do so and shall have agreed with THK in writing that, as between THK and the Shareholders, the Shareholders shall be liable for any Taxes due in respect of taxable years or periods ending on or before the Closing Date that result from any audit or proceeding. The PrimaryAds Surviving Corporation and its representatives shall have the right to fully participate at their expense in any audit or proceeding and to consent to any settlement which affects a Tax period or Straddle Period ending after the Closing Date. THK shall have the sole right to defend PrimaryAds with respect to any issue arising with respect to any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date to the extent THK shall have agreed in writing to forego any indemnification under this Agreement with respect to the issue. Notwithstanding the foregoing, the Shareholders shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of THK, PrimaryAds or any Affiliate thereof for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of THK, which consent may be withheld in the sole discretion of THK unless the Shareholders have indemnified THK in a manner acceptable to THK against the effects of any such settlement.

10.3 Assistance and Cooperation. After the Closing Date, each of the Shareholders and THK shall (and cause their respective Affiliates to):

    (a)     assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 10.1;

    (b)     cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of PrimaryAds;

    (c)     make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of PrimaryAds;

    (d)     provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of PrimaryAds for taxable periods for which the other may have a liability under this Article X;

    (e)     furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

    (f)     timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes relating to sales, transfer and similar Taxes;

    (g)     timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article X;

    (h)     retain all books and records with respect to Tax matters pertinent to PrimaryAds relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and

    (i)     give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records or obtain copies of same.

10.4 S Corporation. PrimaryAds shall not revoke its election to be taxed as an S Corporation within the meaning of Code Sections 1361 and 1362. PrimaryAds and the Shareholders shall not take or allow any action that would result in the termination of the PrimaryAds’ status as a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notes or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or be commercial messenger, (ii) one business day following deposit with a recognized overnight courier service, provided deposit occurs prior to the deadline imposed by the service for overnight deliver, (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and notice is sent by an additional method provided hereunder, in each case above provided the communication is addressed to the intended recipient thereof as set forth below:

   If to THK or PrimaryAds Merger Sub to:

                                     CGI Holding Corporation d/b/a
                                     Think Partnership Inc.
                                     5 Revere Drive
                                     Suite 510
                                     Northbrook, IL  60062
                                     Attn:    Gerard M. Jacobs
                                     Fax: 847-562-0178
                                     email: gjacobs@cgiholding.com

   With a copy to:                   Shefsky & Froelich Ltd.
                                     111 East Wacker Drive
                                     Suite 2800
                                     Chicago, Illinois 60601
                                     Attn:    Michael J. Choate
                                     Fax: 312-275-7554
                                     email: mchoate@shefskylaw.com

   If to the Shareholders or PrimaryAds:

                                     PrimaryAds Inc.
                                     719 Warfield Road
                                     North Plainfield, New Jersey 07063
                                     Attn:    Kenneth M. Harlan
                                     Fax: 908-222-3737
                                     email: ken@primaryads.com

   With a copy to:                   Freeborn & Peters LLP
                                     311 South Wacker Drive
                                     Suite 3000
                                     Chicago, Illinois 60606
                                     Attn:    Robert A. McWilliams
                                     Fax: 312-360-6570
                                     email: rmcwilliams@freebornpeters.com

11.2 Entire Agreement. This Agreement and the other Documents embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

11.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

11.4 Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties without the prior written consent of the other Parties.

11.5 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

11.6 Waivers. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any the right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any right, power or remedy, shall preclude any Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of the Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the party receiving notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving notice or demand to any other or further action in any circumstances without notice or demand.

11.7 No Third Party Beneficiary. Except as otherwise provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, the indemnified entities and persons referred to in Article IX are expressly acknowledged to be third party beneficiaries of this Agreement.

11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.9 Publicity. Neither PrimaryAds nor the Shareholders shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of THK, except as may be required by Law. Neither THK nor PrimaryAds Surviving Corporation shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Shareholders, except as required by Law or the rules and regulations of the American Stock Exchange determined by THK in its sole discretion.

11.10 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Illinois without giving effect to the conflict of law principles thereof.

11.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, either manually or via facsimile or electronic transmission of signatures, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

11.12 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.13 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring the costs and expenses, whether or not the Closing shall have occurred.

11.14 Further Assurances. At any time and from time to time after the Closing Date each Party shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively carry forth the terms and conditions of this Agreement and the Documents.

11.15 Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Chicago, Illinois, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of one arbitrator. If the parties cannot agree on the arbitrator, the office of the American Arbitration Association in Chicago, Illinois shall make the necessary appointment. The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the State of Illinois shall govern. Notwithstanding the agreement to arbitrate contained in this Section 11.15, any party may apply to any court having jurisdiction to enforce this Agreement to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved.

11.16 Incorporation by Reference. Each Exhibit and Schedule to this Agreement is hereby incorporated into this Agreement by reference thereto, with the same legally binding force and effect as if such Exhibit or Schedule were fully set forth herein.

        IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

CGI HOLDING CORPORATION, d/b/a THINK PARTNERSHIP INC. By: /s/ Gerard M. Jacobs Name: Gerard M. Jacobs Title: Chief Executive Officer

PRIMARYADS MERGER SUB, INC. By: /s/ Gerard M. Jacobs Name: Gerard M. Jacobs Title: President

PRIMARYADS INC. By: /s/ Kenneth M. Harlan Name: Kenneth M. Harlan Title: President

/s/ Kenneth M. Harlan KENNETH M. HARLAN

/s/ David J. Harlan DAVID J. HARLAN

/s/ Steven M. Harlan STEVEN M. HARLAN

/s/ Matthew A. Sessanta MATTHEW A. SESSANTA